Exhibit 10.46

DexCom, Inc.
Retention Incentive Agreement
This Retention Incentive Agreement (“Agreement”) is made and entered into effective as of April 28, 2020 (“Effective Date”), by and between Jeffrey Moy (“Executive”) and DexCom, Inc., a Delaware corporation (“Company”).
RECITALS
In order to provide Executive with enhanced security and encouragement to remain with the Company, the Compensation Committee of the Board of Directors of the Company (“Board”) believes it is important to provide Executive with certain retention incentive benefits as set forth in this Agreement.
NOW THEREFORE, in consideration of the above-recited facts, the mutual agreements of the Company and Executive contained herein and the continued employment of Executive by the Company, the parties agree as follows:
1.Retention Benefits.
(a)Qualifying Retirement Payment. In the event of a Qualifying Retirement in the same calendar year in which the Retirement Eligible Date occurs, Executive will be entitled to receive a lump sum cash payment equal to 12 months of Executive’s base salary as of the date of such termination, subject to all applicable withholdings and deductions (“Cash Payment”). Subject to the foregoing, the Cash Payment will be paid within thirty (30) days following the Qualifying Retirement (but no later than the last day of calendar year 2021), to the extent Executive is eligible to receive such Cash Payment and has entered into a Release, and such Release has become effective within such thirty (30) day period (but the Release must be effective no later than the last day of calendar year 2021). In no event shall any pro rata payment of the Cash Payment be made. Upon a Qualifying Retirement after the Retirement Eligible Date, any of Executive’s outstanding Company equity awards will be accelerated and receive additional vesting as if Executive had provided an additional 18 months of service to the Company following such termination date for purposes of any time-based vesting schedules (“Vesting Acceleration”). Such Vesting Acceleration shall be made within thirty (30) days following the Qualifying Retirement, provided Executive has entered into a Release, and such Release has become effective within such thirty (30) day period.
(b)Termination Payment. In the event of Executive’s Termination Without Cause during the Effectiveness Period and either (i) prior to the Retirement Eligible Date or (ii) after the Retirement Eligible Date but prior to Executive’s Qualifying Retirement or other resignation, Executive will be entitled to receive the Cash Payment and the Vesting Acceleration, as defined above. The Cash Payment and Vesting Acceleration will be paid within thirty (30) days following the Termination Without Cause date (but no later than the last day of calendar year 2021), provided Executive has entered into a Release, and such Release has become effective within such thirty (30) day period (but no later than the last day of calendar year 2021).
(c)Accrued Obligations. Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) the Company shall pay Executive any unpaid base salary due for periods prior to the Executive’s termination of employment; (ii) the Company shall pay Executive all of Executive’s accrued and unused vacation through the Executive’s termination of employment in accordance with applicable law; (iii) provided Executive remains employed through the end of the applicable annual incentive bonus plan performance period, the Company shall pay any annual incentive bonus that has been earned with respect such bonus period, but remains unpaid as of the date of termination, and such payment shall be made at the same time the Company pays any annual incentive bonus payments to other officers of the Company, however, Executive shall not be entitled to receive any new restricted stock or equity grants after December 31, 2020, and (iv) following submission of proper written expense reports by Executive, the Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the Executive’s termination of employment in accordance with the Company’s expense reimbursement policy. These payments shall be made promptly upon termination and within the period of time mandated by law.
(d)Other Retention & Termination Benefits; Entire Agreement. During the Effectiveness Period, the retention and termination benefits set forth in this Section 1 shall be in lieu of Executive’s Amended and Restated Executive Change of Control & Severance Agreement with the Company dated December 17, 2008 and any successor Change of Control Agreement with the Company (“Change of Control Agreement”), provided, however, that in the event of a Change of Control (as defined in the Change of Control Agreement), the terms of the operable Change of Control Agreement shall apply in lieu of this Agreement. During the Effectiveness Period, Executive shall only be eligible for either the benefits under this Agreement in the event of no Change of Control or the benefits under the Change of Control Agreement if there is a Change of Control, but in no event shall Executive be eligible to receive benefits under both agreements. If Executive receives the Cash Payment and/or Vesting Acceleration as set forth in this Agreement outside of a Change of Control during the Effectiveness Period, then the receipt of such benefits shall be the sole entitlement to benefits and Executive shall not be entitled to any such benefits under any policies and plans of the Company or other agreements between the Company and Executive, and Executive hereby waives the receipt of such benefits, including with respect to the Change of Control Agreement. After the end of the Effectiveness Period, this Agreement will become null and void and the Change of Control Agreement will provide Executive’s sole rights with respect to retention and termination benefits, to the extent applicable.
2.Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:
(a)“Cause” means Executive has engaged in (i) willful misconduct or gross negligence in the performance of Executive’s duties; (ii) material breach of Executive’s Proprietary Information and Inventions Agreement or Executive’s offer letter; or (iii) the commission of a felony affecting the Company or its business.
(b)“Code” means the United States Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.
(c)“Disability” has the meaning set forth in Section 409A of the Code, and the related regulations.
(d) “Effectiveness Period” means the date beginning as of the effective date of this agreement and continuing until the end of the calendar year in which the Retirement Eligible Date occurs, unless the Retirement Eligible Date occurs in December, in which case the Effectiveness Period will be the end of the calendar year following the year in which the Retirement Eligible Date occurs.

(e)“Qualifying Retirement” means Executive resigns from the Company on or after the Retirement Eligible Date while in good standing (and at a time there is not grounds for the Company to terminate Executive for Cause).
(f)“Release” means a general release of claims in favor of the Company in a form reasonably acceptable to the Company.
(g)“Retirement Eligible Date” means January 1, 2021, or such later date that is no later than June 30, 2021 mutually agreed by the Company and Executive in writing.
(h)“Termination Without Cause” means a termination of Executive’s employment by the Company which is not effected for Cause (except for terminations due to Executive’s death or Disability, either of which shall not constitute a Termination Without Cause).
3.At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will. Notwithstanding the at-will nature of employment, Executive will endeavor to provide at least 3 months’ notice to the Company prior to any resignation of employment.
4.Limitation on Payments Under Code Section 280G. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, at Executive’s discretion, Executive’s severance and other benefits under this Agreement and under any other applicable agreements shall be payable either (i) in full, or (ii) as to such lesser amount, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance or termination benefits, notwithstanding  that all or some portion of such severance or termination benefits may be taxable under Section 4999 of the Code.  Any reduction shall be made in the following manner: first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code. Reduction in either cash payments or equity compensation benefits shall be made prorata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (“Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.
5.Section 409A. To the extent (a) any payments or benefits to which Executive becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Any termination of Executive’s employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
6.Successors.
(a)Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or any purchaser of all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession, unless otherwise agreed upon in writing by Executive and such successor. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets.
(b)Executive’s Successors. Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
7.Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.
8.Confidentiality. Executive agrees to keep the retention and termination benefits and the provisions of this Agreement confidential and not to reveal its contents to anyone except to his or her lawyer, spouse or other immediate family member, and/or his or financial consultant, or as required by legal process or applicable law.
9.Miscellaneous Provisions.
(a)Amendment. The parties understand and agree that this Agreement may not be amended, modified or waived, in whole or in part, expect in a writing executed by Executive and the Company’s Chief Executive Officer.
(b)Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by the Chief Executive Officer. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Integration. During the Effectiveness Period, this Agreement represents the entire agreement and understanding between the parties as to the subject matter herein regarding the Cash Payment and Vesting Acceleration and supersedes all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement, including the Change of Control Agreement (except in the case of a Change of Control, in which case the Change of Control Agreement will supersede this Agreement). For the avoidance of doubt, after the Effectiveness Period, the terms of the Change of Control Agreement will be reinstated and will no longer be limited by this Agreement.
(d)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.
(e)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(f)Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.
(g)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
[Signature Page to Retention Incentive Agreement Follows]

IN WITNESS WHEREOF, each of the parties has executed this Retention Incentive Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:		DEXCOM, INC.

	By:	s/ Quentin S. Blackford

	Title:	COO

EXECUTIVE:		s/ Jeffrey Moy
Jeffrey Moy Signature
12/20/20

[Signature Page to Retention Incentive Agreement]